Exhibit 10.8

CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE
This Separation Agreement and Release (“Agreement”) is between Matt Stoyka (“Employee” or “You”) and Rackspace US, Inc. (“Rackspace” or the “Company”).
1.    End of Employment. Your Employment End Date is November 13, 2020.
2.    Payments.
a.    Severance Amount. Rackspace will pay you $415,000, less applicable withholdings and other ordinary payroll deductions (the “Severance Amount”). This Severance Amount does not include any unpaid wages through your Employment End Date, earned commissions, if applicable, or the other payments outlined below, which will be paid separately. It also does not include payment for any accrued but unused Earned Time Off, which will be paid in accordance with applicable law and current Company policy. The Severance Amount will be paid in 24 equal, biweekly installments, beginning on the next reasonable payroll date after the Effective Date of this Agreement. These installment payments will continue until all payments have been made unless you: (i) are in breach of or do not comply with any of the obligations set forth in this Agreement as determined by the Company or (ii) are rehired by Rackspace in any capacity during the payment period.
b.    Pro Rata Bonus for 2020. Rackspace will pay you a pro-rata portion of the annual corporate bonus, less applicable federal and state withholding and other ordinary payroll deductions, which represents a pro-rata portion of the annual performance bonus that you otherwise would have been entitled to receive (if you were employed at the time of the payout for the 2020 corporate bonus plan), based on the number of days worked in 2020 divided by 365 and the 2020 performance achievement levels, (the “2020 Bonus Payment”). This 2020 Bonus Payment will be paid in a lump sum when bonuses for 2020 are paid to other similarly situated employees.
c.    Medical Benefit Payment. If you are currently enrolled in the Company’s medical benefit plan, you will receive a lump sum cash payment amount of $9,400.00, which is equal to the applicable premium cost for six months, less applicable withholdings and other ordinary payroll deductions, of continued Company group health coverage for you and any spouse and/or dependents (“Family Members”) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), based on your elections with respect to health coverage for you and your Family Members in effect as of immediately prior to your termination (which amount will be based on the premium for the first month of COBRA coverage); the lump sum payment will be made regardless of whether you elect COBRA continuation coverage. If you choose to elect COBRA you must do so within 30 days of your Employment End Date.
3     No Other Payments. After the Company pays you the amounts outlined in this Agreement, Rackspace is not obligated to make any additional severance, bonus or wage-related payments to you in any amount or for any purpose.

4.    Release. In exchange for the promises in this Agreement, you agree to irrevocably and unconditionally release all Claims you may now have or that you could have asserted against the Released Parties as set forth in this section. The “Released Parties” are Rackspace US, Inc., Rackspace Hosting, Inc., Datapipe, Inc. and all of their respective affiliates, subsidiaries, related companies, partnerships, or joint ventures, and, with respect to each of them, their predecessors and successors; and with respect to each entity, all of its past and present employees, officers, directors, fiduciaries, agents, administrators, stockholders, owners, investors, and representatives, assigns, attorneys, agents, both in their individual and corporate capacities, and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection.
You understand and agree that you are waiving and releasing all claims against the Released Parties, of any known and unknown claims, promises, causes of action, including but not limited to breach of contract, conversion, invasion of privacy, intentional infliction of emotional distress, promissory estoppel, equitable estoppel, assault, battery, defamation, disparagement, negligence, fraud, torts, and any and all similar rights of any type (“Released Claims” or “Claim(s)”) that you may have against any Released Party. You further understand that the Claims that you are releasing may arise under many different laws (including statutes, regulations, other administrative guidance, and common law doctrines), including, but not limited to: the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; Title VII of the Civil Rights Act; Section 1981 of the Civil Rights Act; Executive Order 11246; the Equal Pay Act; Lilly Ledbetter Fair Pay Act; the Americans with Disabilities Act, as amended, Section 503 and 504 of the Rehabilitation Act; the Genetic Information Nondiscrimination Act; the Texas Workers’ Compensation Act; Chapter 21 of the Texas Labor Code; the WARN Act; the Employee Retirement Income Security Act; the Fair Labor Standards Act; the National Labor Relations Act; the Family and Medical Leave Act; the Uniformed Services Employment and Reemployment Rights Act; the Defend Trade Secrets Act; the California Constitution; the California Family Rights Act; the California Labor Code; the California Business and Professions Code, the California Civil Code; the California Government Code; the California Workers’ Compensation Act; the California Fair Employment and Housing; any federal, state, or local laws restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state, or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; Claims for physical or personal injury (including, but not limited to, Claims based on the negligence of the Released Parties), wrongful discharge, intentional infliction of emotional distress, fraud, fraud in the inducement, negligent misrepresentation, negligent infliction of emotional distress, defamation, invasion of privacy, conversion, theft, interference with contract or with prospective economic advantage, negligent investigation, claims for wages, severance, bonus, salary, commission and/or benefits, breach of express or implied contract, and breach of covenants of good faith and fair dealing, and similar or related Claims.
PLEASE NOTE THAT THIS RELEASE INCLUDES A RELEASE OF CLAIMS FOR NEGLIGENCE AND GROSS NEGLIGENCE. THIS DOCUMENT IS INTENDED TO BE A COMPLETE RELEASE OF ALL CLAIMS.
You understand that you are releasing Claims that you may not know about. You affirm that this is your knowing and voluntary intent, even though you recognize that someday you might learn that some of all of the facts you currently believe to be true are untrue, and even though you might then regret having signed this Release. Nevertheless, you are assuming that risk, and you agree that this Release will remain effective in all respects in any such case. You expressly waive all rights you might have under any law that is intended to protect you from waiving unknown Claims. You understand the significance of doing so.
California Civil Code Section 1542. You acknowledge that you have been advised to consult with legal counsel and are familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS/HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM/HER MAY HAVE MATERIALLY AFFECTED HIS/HER SETTLEMENT WITH THE DEBTOR.
You, with awareness of this code section, agree to expressly waive any rights you may have under it, as well as under any other statute or common law principles of similar effect.
Right to File Charge. Nothing in this Agreement should be construed as precluding or preventing you from filing a charge with any governmental agency or assisting any governmental agency in the investigation into any allegations of discrimination or retaliation against the Company.
Future Claims; Counsel. This Agreement does not release any claims or causes of action that accrue or arise after the date you sign this Agreement. You are advised to review this Agreement with an attorney, at your expense, concerning its effect prior to signing it.
5.     Confidential Information, Company Property.
a.    You will not, directly or indirectly, for your own benefit or for the benefit of another, reveal, use or disclose to any other person, firm, corporation, or other party or make, directly or indirectly, any commercial or other use of any information not publicly known about Rackspace or its prospects, services, suppliers, products, customers, finances, data processing, purchasing, accounting or marketing systems, whether current or in development such information being privileged, confidential business and/or trade secret information of Rackspace (“Confidential Information”).
b.    As a result of your employment by Rackspace, you may have had access to, or knowledge of, confidential business information or trade secrets of third parties. You also agree to preserve and protect the confidentiality of such third-party confidential information and trade secrets to the same extent, and on the same basis, as the privileged confidential business and/or trade secret information of Rackspace.
c.    All written materials, records, and other documents made by, or coming into the possession of, you during the period of your employment by Rackspace which contain or disclose privileged, confidential business and/or trade secret information will be and remain the property of Rackspace. Upon termination of your employment with Rackspace, you will promptly deliver the same, and all copies thereof, to Rackspace.

d.    On or before the Employment End Date, you will return to Company all property belonging to Company that you possess or possessed but provided to a third party, including but not limited to, all equipment or other materials and all originals and copies of Company documents, files, memoranda, notes, computer-readable information (maintained on a removable drive, home computer, or in any other form) and video or tape recordings of any kind other than personal materials relating solely to you. You warrant and represent that you have not retained, distributed or caused to be distributed, and will not retain, distribute or cause to be distributed, any original or duplicates of any such Company property specified in this section.

6.    Litigation and Regulatory Cooperation. You agree to reasonably cooperate in the defense or prosecution of claims, investigations, or other actions which relate to events or occurrences during employment. You agree, unless precluded by law, to promptly inform the Company if you are asked to participate (or otherwise become involved) in any such claim, investigation or action. Your cooperation shall include being available to prepare for discovery or trial and to act as a witness. Company will pay an hourly rate (based on base salary as of the last day of employment) for cooperation that occurs after employment, and reimburse for reasonable expenses, including travel expenses, reasonable attorneys’ fees and costs.
7.    Non-Disparagement. You will not, directly or indirectly, make false, misleading or disparaging statements or representations, or statements or representations that could be interpreted as such, whether written or oral, regarding Rackspace, including statements or representations regarding its products, services, management, employees and customers. However, this prohibition should not be construed as preventing you from complying with any legal subpoena or communicating with any governmental agency when required by law.
8.    No Hire of Company Employee. To further preserve the Confidential Information, for twelve (12) months after your Employment End Date, you will not, directly or indirectly, (i) hire or engage any current employee of Company, including anyone employed by or providing services to Company at the time of the completion of transaction contemplated by that certain Membership Interest Purchase Agreement by and among FiloHoldings, LLC, RelationEdge, LLC, the Company and each of the Seller Guarantors party thereto (the “MIPA”); (ii) solicit or encourage any employee to terminate employment or services with Company; or (iii) solicit or encourage any employee to accept employment with or provide services to you or any business associated with you.
9.     Non-Solicitation of Customers and Suppliers. To further preserve the Confidential Information, for twelve (12) months after your Employment End Date, you agree not to directly or indirectly, on your own behalf or on behalf of any other person or entity, recruit or otherwise solicit or induce any customer or supplier of the Company at the time of the completion of the MIPA, to terminate its employment or arrangement with the Company, otherwise change its relationship with the Company or establish any relationship with you or any of you affiliates for any business purpose deemed competitive with the business of the Company.
10.     Non-Compete. Consistent with the terms of the Amended and Restated Retention Agreement (the “Retention Agreement”) by and among FiloHoldings LLC, RelationEdge LLC, you and Rackspace, you agree that until May 18, 2021, you agree you will not directly or indirectly, in a competitive capacity, whether as an officer, director, employee, stockholder, partner, proprietor, associate, representative, consultant, contractor, or in any other competitive capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation firm partnership or other entity whatsoever that engages in a Restricted Business (as defined below). You further agree that until May 18, 2021, you will not, directly or indirectly or assist or encourage any other person or entity in carrying out, directly or indirectly, any activity that would be prohibited by the first sentence of this Section if such activity were carried out by you, either directly or indirectly, and, in particular, you agree that you will not directly, or indirectly, induce any other employee of Rackspace or any of its subsidiaries, including RelationEdge LLC, to carry out, directly or indirectly, any such activity. For purposes hereof, “Restricted Business” means (a) any business engaged in application, cloud or infrastructure managed services, or application or cloud or infrastructure consulting services in connection with the implementation, customization and management of products or services provided by Salesforce as of immediately prior to November 18, 2019 and (b) any business that competes with the business as conducted by RelationEdge LLC immediately prior to November 18, 2019.
The Restricted Period outlined above will be tolled and will not run during any such time that you are in breach of this Agreement or in violation of any of the covenants contained in this agreement, and once tolled will not begin to run again until such time as all violations have ceased.
You recognize that the restrictions in this section may substantially limit your future flexibility in many ways. You acknowledge you have received adequate consideration for the promises and restrictions set forth in this agreement. You agree to waive any objection to the validity of these restrictions and acknowledge that these limited prohibitions are reasonable as to time, geographical area and scope of activities to be restrained and that these limited prohibitions do not impose a greater restraint than is necessary to protect Rackspace’s goodwill, proprietary information and other business interests. You further agree that any breach of these covenants may result in irreparable damage and injury to Rackspace and that Rackspace may be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond.
11.    Confidentiality. Except as provided below, you and Rackspace agree to maintain in confidence both the existence and terms of this Agreement. Rackspace may disclose the terms of this Agreement consistent with business necessity. You may disclose the existence and terms of this Agreement to your spouse or domestic partner and with your legal and or financial advisors or as otherwise required by law or governmental agency.
12.    Section 409A. This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code (“Code”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that no payments due under this Agreement will be subject to an “additional tax” as defined in Section 409(a)(1)(B) of the Code. If the Company determines in good faith that any provision of this Agreement would cause you to incur an additional tax, penalty, or interest under Section 409A of the Code, you and the Company will use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code or causing the imposition of such additional tax, penalty, or interest under Section 409A of the Code. The preceding provisions, however, will not be construed as a guarantee by the Company of any particular tax effect to you under this Agreement.

13.    Tax Consequences. You acknowledge and agree that you are solely responsible for the tax consequences to you of any benefits conferred on you, or any payments made to you or on your behalf, under the terms of this Agreement. Rackspace has not made any representations to you concerning any possible tax consequences of any payments made pursuant to this Agreement.
14.    Entire Agreement. This Agreement represents the entire agreement by and between the parties and there are no other agreements or understandings related to the subject matter herein other than your equity grant agreement(s), if any, which survive the end of your employment and continue in effect subject to their terms, including but not limited to the terms related to vesting and forfeiture in the event of a voluntary termination of employment. This Agreement may not be changed except by written agreement signed by the parties.
15.    Binding Heirs, Successors and Assigns. Except as herein expressly provided, the terms and provisions of this Agreement will inure to the benefit of and be binding upon the heirs, successors, assigns and legal representatives of the parties.
16.    Arbitration. All claims and matters in question arising out of this Agreement or the relationship between the Parties, whether sounding in contract, tort, a statutory cause of action or otherwise, will be resolved by binding arbitration pursuant to the Federal Arbitration Act. Either Party, however, may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement; enforce or vacate an arbitration award; or seek injunctive relief. This arbitration will be administered by the American Arbitration Association (“AAA”) in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association (“National Rules”) in effect at the time the dispute arose. There will be one arbitrator selected pursuant to the National Rules, unless the Parties agree on a different arbitration service. The arbitrator will issue a reasoned award within six (6) months of the filing of the arbitration notice. The Company will pay for your initial filing fee to the extent that it is more than a court filing.
17.    Jurisdiction. The substantive laws of Texas govern this Agreement, and exclusive venue for any dispute will be Bexar County, Texas or in San Antonio, Texas.
18.    Headings. The headings in this Agreement were used for administrative convenience only and will not be used in interpreting or construing the meaning of any provision.
19.    Invalid Provision. If any provision of this Agreement is or may be held by a court of competent jurisdiction to be invalid, void, or unenforceable to any extent, the validity of the remaining parts, terms or provision of this Agreement will not be affected thereby, and such illegal or invalid part, term, or provision will be deemed not to be part of this Agreement. The remaining provisions will nevertheless survive and continue in full force and effect.
20.    Interpretation. This Agreement will be construed as a whole according to its fair meaning. It will not be construed strictly for or against you. Unless the context indicates otherwise, the singular or plural number will be deemed to include the other. Captions are intended solely for the convenience of reference and will not be used in the interpretation of this Agreement.

21.     Consideration of Agreement and Older Workers Benefit Protection Act. You acknowledge that you have been advised in writing by the Company that you should consult an attorney before executing this Agreement. You understand that you have twenty-one (21) calendar days from the date this Agreement is provided to you to decide whether to sign it. If you fail to sign and return this Agreement within twenty-one (21) days from the date that it was provided to you, all payment amounts offered in this Agreement are withdrawn and revoked automatically, and you will not be entitled to any payment or benefits that you are not otherwise entitled to under law. You may decide to sign this Agreement prior to the expiration of the forty-five (45) day period. However, if you choose to do so, then you affirm that this is your voluntary choice.
22.    Revocation Period. You understand and acknowledge that you have seven (7) calendar days following the date that you sign and return this Agreement to revoke your acceptance of the Agreement. This Agreement will not become effective and enforceable and the payment amounts offered in this Agreement will not become payable until after this revocation period has expired without revocation.

23.    Counterparts. This Agreement may be executed in a number of identical counterparts, each of which for all purposes is deemed an original and all of which constitute collectively one Agreement.
24.    Effective Date. This Agreement, if signed and returned to the Company, is effective and enforceable the later of: (i) your Employment End Date or (ii) seven (7) calendar days following the date it is signed and returned, if not revoked during the seven day period (the “Effective Date”).
25.    Review by Employee. You acknowledge the following:
(1)    That you carefully read this Agreement, and that you understood it;
(2)    That you were advised and have had the opportunity to consult an attorney, at your expense, regarding the terms and meaning of this Agreement;
(3)    That you understand your deadline of twenty-one (21) days, to consider whether to agree and accept this Agreement;
(4)    That you understand that the Agreement is effective and enforceable on the Effective Date as defined above.

PLEASE READ THIS AGREEMENT CAREFULLY AND CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS, INCLUDING CLAIMS BASED ON NEGLIGENCE. IF YOU WISH, YOU SHOULD TAKE ADVANTAGE OF THE FULL REVIEW PERIOD AFFORDED UNDER THIS AGREEMENT AND YOU SHOULD CONSULT AN ATTORNEY OF YOUR CHOOSING.

Employee:

By:	Matt Stoyka	(printed name)

	/s/ Matt Stoyka	(signature)	Date:	16 November 2020

Rackspace:

By:	Mary Stich	(printed name)

	/s/ Mary Stich	(signature)	Date:	16 November 2020

	VP & Deputy General Counsel	(title)
On Behalf of Rackspace
IF YOU AGREE, PLEASE ELECTRONICALLY SIGN THIS AGREEMENT THROUGH DOCUSIGN PRIOR TO THE DEADLINE. CLICKING “FINISH” WILL RETURN A SIGNED COPY OF THE ENTIRE AGREEMENT TO YOUR RACKER RELATIONS TEAM MEMBER AND A SIGNED COPY TO YOU.